UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2008

QKL STORES INC.
(Exact name of registrant as specified in its charter)

Delaware	033-10893	75-2180652
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Jing Qi Street
Dongfeng Xincun
Sa’er Tu District
163311 Daqing, PR China
(Address of principal executive offices, including zip code)

(011) 86-459-460-7825
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information required by Item 1.01 is contained in Item 2.01 below and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Hailar Store

On October 31, 2008 we entered into an agreement with Hulunbeier Huahui Department Store Co., Ltd. an unaffiliated third party, to  acquire from it all of the business and assets of a supermarket store located in Hailar.  The assets included the lease, the inventory and all licenses held on October 31, 2008. The Hailar store occupies approximately 11,800 square meters in the commercial center in Hailar.  The purchase price of RMB 66 million (approximately U.S. $9.659 million) was paid in two installments: a deposit of RMB 300,000 (approximately U.S. $43,904) was paid prior to November 15, 2008 and the remaining balance was paid on December 5, 2008, the date of the completion of the transfer of the seller’s assets and the relevant registration procedures regarding the change of the ownership with the Bureau of Industry and Commerce.

On December 28, 2008 we opened the Hailar store.   Hailar is a city in Inner Magnolia approximately 600 kilometers from Daqing.    The city of Hailar has a population of approximately 300,000.

Item 9.01 Financial Statements and Exhibits.

(a)	Financials Statements of businesses acquired.

The audited financial statements of Hulunbeier Huahui Department Store Co. Ltd. for the years ended December 31, 2007 and 2006, and the unaudited financial statements for the nine months ended September 30, 2008 and 2007 are included as Exhibit 99.1 to this Current Report on Form 8-K.

(b)                                Pro forma financial information

Unaudited pro forma consolidated financial statements of QKL Stores Inc. for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 are included as Exhibit 99.2 to this Current Report on Form 8-K.

(d)                                  Exhibits

Exhibit No.	Description
99.1	Audited Financial Statements of Hulunbeier Huahui Department Store Co. Ltd

99.2	Unaudited pro forma financial information of QKL Stores Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2009	QKL STORES INC.

	By:	/s/ Zhuangyi Wang
Zhuangyi Wang
Chief Executive Officer